UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2021

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
3000 North Sam Houston Parkway East
Houston, Texas 77032
(Address of Principal Executive Offices)

001-03492	75-2677995
(Commission File Number)	(IRS Employer Identification No.)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 21, 2021, registrant issued a press release entitled “Halliburton Announces First Quarter 2021 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER 2021 RESULTS
•Net income of $0.19 per diluted share
•Cash flow from operating activities of $203 million and free cash flow of $157 million

HOUSTON – April 21, 2021 - Halliburton Company (NYSE: HAL) announced today net income of $170 million, or $0.19 per diluted share, for the first quarter of 2021. This compares to a net loss for the fourth quarter of 2020 of $235 million, or $0.27 per diluted share, as well as adjusted net income for the fourth quarter of 2020, excluding impairments and other charges, of $160 million, or $0.18 per diluted share. Reported operating income was $370 million in the first quarter of 2021 compared to reported operating loss of $96 million and adjusted operating income of $350 million in the fourth quarter of 2020, excluding impairments and other charges.

“I am pleased with our first quarter performance, which demonstrates the benefits of our strong operating leverage in a recovering global market. We achieved total company revenue of $3.5 billion and operating income of $370 million, representing increases of 7% and 6%, respectively, compared to revenue and adjusted operating income in the prior quarter,” commented Jeff Miller, Chairman, President and CEO.

“The first quarter marked an activity inflection for the international markets, while North America continued to stage a healthy recovery. I expect international activity growth to accelerate, and the early positive momentum in North America gives me confidence in the activity cadence for the rest of the year.

“Our free cash flow performance in the first quarter was a great first step to delivering strong free cash flow for the full year. It demonstrates our margin progression and focus on managing all aspects of capital efficiency, including technological advancements, process improvements, and working capital efficiencies.

“I am optimistic about how this transition year is shaping up. Our focus on technology innovation, digital investments, and capital efficiency positions us for profitable growth internationally and maximizing value in North America. Halliburton will continue to execute our key strategic priorities to deliver industry-leading returns and solid free cash flow as the multi-year recovery unfolds,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2021 was $1.9 billion, an increase of $60 million, or 3%, when compared to the fourth quarter of 2020, while operating income was $252 million, a decrease of $30 million, or 11%. The increase in revenue was driven by higher stimulation and artificial lift activity in North America, higher cementing activity in the North Sea, improved stimulation activity in Argentina and Mexico, and higher completion tools sales in Latin America. This increase was partially offset by lower cementing services in Russia, lower pressure pumping activity in the Middle East, reduced seasonal completion tools sales, and lower well intervention services in the Eastern Hemisphere. Operating income was negatively impacted primarily by decreased completion tools sales, as well as reduced pressure pumping activity in the Eastern Hemisphere.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2021 was $1.6 billion, an increase of $154 million, or 11%, when compared to the fourth quarter of 2020, while operating income was $171 million, an increase of $54 million, or 46%. These increases were primarily due to higher software sales globally, improved drilling-related services and wireline activity in the Western Hemisphere and Norway, and increased project management activity internationally, which were partially offset by lower drilling-related services in Asia.

Geographic Regions

North America

North America revenue in the first quarter of 2021 was $1.4 billion, a 13% increase when compared to the fourth quarter of 2020. This increase was driven by higher drilling-related services, stimulation, and artificial lift activity in North America land, as well as higher wireline activity and software sales in North America land and the Gulf of Mexico. Partially offsetting these increases were reduced completion tools sales and lower cementing and fluids activity in the Gulf of Mexico.

International

International revenue in the first quarter of 2021 was $2 billion, a 2% increase when compared to the fourth quarter of 2020. This improvement was driven by higher activity across multiple product service lines in Latin America and the North Sea, coupled with increased software sales and project management activity internationally. Partially offsetting these increases were lower completion tools sales, reduced well intervention services in the Eastern Hemisphere, lower stimulation activity in the Middle East, reduced cementing activity in Russia, and lower drilling-related services in Asia.

Latin America revenue in the first quarter of 2021 was $535 million, a 26% increase sequentially, resulting primarily from increased activity in multiple product service lines in

Argentina and Mexico, as well as higher fluid services in the Caribbean. Partially offsetting these improvements was reduced activity across multiple product service lines in Colombia.

Europe/Africa/CIS revenue in the first quarter of 2021 was $634 million, a 1% decrease sequentially, resulting primarily from reduced completion tools sales and well intervention services across the region, coupled with lower activity in Russia and lower fluid services in Kazakhstan. These decreases were partially offset by higher well construction activity in the North Sea and increased software sales across the region.

Middle East/Asia revenue in the first quarter of 2021 was $878 million, a 6% decrease sequentially, largely resulting from lower stimulation and well intervention services in the Middle East, reduced drilling-related activity in Indonesia and China, and lower completion tools sales across the region. These decreases were partially offset by improved project management activity in Iraq and Saudi Arabia, and higher wireline activity in Asia.

Selective Technology & Highlights

•Halliburton successfully delivered real-time control of fracture placement while pumping on a multi-well pad using the SmartFleet™ intelligent fracturing system in the Permian Basin. An industry first, SmartFleet applies automation enabled by subsurface measurements and real-time visualization to intelligently adapt and respond to reservoir behavior, driving real-time improvement in completion execution and fracture outcomes.

•Halliburton introduced the Ovidius™ isolation system, a new packer that transforms from an engineered metal alloy into a rock-like material when it reacts with downhole fluids, creating a long-lasting seal for improved well integrity. Operators can deploy Ovidius in wellbore isolation applications, where it will provide the traditional benefits of expanding elastomers with new capabilities to withstand differential pressures and extreme temperatures found in the most challenging high-pressure/high-temperature environments while providing unparalleled anchoring forces.

•Kuwait Oil Company (KOC) awarded Halliburton a contract to collaborate on their digital transformation journey through the maintenance and expansion of digital solutions for their North Kuwait asset. It will allow KOC to accelerate their data-to-decisions cycle by designing and operating digital twins of the field to automate work processes, supported by DecisionSpace® 365, a cloud-based subscription service for E&P applications.

•Halliburton signed an eight-year contract with the Norwegian Petroleum Directorate (NPD) to deploy and operate Diskos, the national repository of seismic, well, and production data for the Norwegian oil and gas industry. Halliburton Landmark will deliver Diskos 2.0 using DecisionSpace® 365 cloud services in iEnergy® – the industry’s first E&P hybrid cloud. The cloud-native services are Open Subsurface Data Universe™ compliant and provide high-quality data, security, and governance, so users can easily access, visualize, and interpret data from the Norwegian Continental Shelf.

•Halliburton and Optime Subsea formed a global strategic alliance to apply Optime’s innovative Remotely Operated Controls System (ROCS) to Halliburton’s completion landing string services. The companies will also collaborate and offer intervention and workover control system services leveraging Optime’s Subsea Controls and Intervention Light System (SCILS) technology, a remote digital enabled system that complements Halliburton’s subsea intervention expertise. The alliance will provide umbilical-less operations and subsea controls for deepwater completions and interventions delivering increased operational efficiencies while minimizing safety risk through a smaller offshore footprint. Halliburton will offer Optime’s innovative technologies as a service across its global portfolio.

•Bhavesh V. (Bob) Patel joined Halliburton’s board of directors effective February 17, 2021. He will stand for election by shareholders at the Company’s annual meeting on May 19,2021. Mr. Patel serves as chief executive officer of LyondellBasell, one of the largest plastics, chemicals, and refining companies in the world. Prior to becoming CEO, he served in senior executive leadership roles for LyondellBasell’s largest business segment.

•Halliburton Labs announced the inaugural group of companies selected to participate in its collaborative environment where entrepreneurs, academics, and investors come together to advance cleaner, affordable energy. Enexor BioEnergy, Momentum Technologies and OCO Inc. will have access to Halliburton’s deep business and technical expertise, facilities, and network to accelerate their respective offerings.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 130 nationalities in more than 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the Company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of the OPEC+ countries to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the continuation or suspension of our stock repurchase program, the amount, the timing, and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us, and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2020, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2021	2020	2020
Revenue:
Completion and Production	$1,870	$2,962	$1,810
Drilling and Evaluation	1,581	2,075	1,427
Total revenue	$3,451	$5,037	$3,237
Operating income (loss):
Completion and Production	$252	$345	$282
Drilling and Evaluation	171	217	117
Corporate and other	(53)	(60)	(49)
Impairments and other charges (a)	—	(1,073)	(446)
Total operating income (loss)	370	(571)	(96)
Interest expense, net	(125)	(134)	(125)
Loss on early extinguishment of debt (b)	—	(168)	—
Other, net	(22)	(23)	(19)
Income (loss) before income taxes	223	(896)	(240)
Income tax benefit (provision) (c)	(52)	(119)	13
Net Income (loss)	$171	$(1,015)	$(227)
Net loss attributable to noncontrolling interest	(1)	(2)	(8)
Net Income (loss) attributable to company	$170	$(1,017)	$(235)

Basic and diluted net income (loss) per share	$0.19	$(1.16)	$(0.27)
Basic and diluted weighted average common shares outstanding	889	878	885

(a)	See Footnote Table 1 for details of the impairments and other charges recorded during the three months ended March 31, 2020 and December 31, 2020.
(b)
During the three months ended March 31, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c)	During the three months ended March 31, 2020, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets based on current market conditions and the expected impact on the Company's business outlook.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2021	2020
Assets
Current assets:
Cash and equivalents	$2,446	$2,563
Receivables, net	3,250	3,071
Inventories	2,349	2,349
Other current assets	1,475	1,492
Total current assets	9,520	9,475
Property, plant, and equipment, net	4,231	4,325
Goodwill	2,804	2,804
Deferred income taxes	2,165	2,166
Operating lease right-of-use assets	760	786
Other assets	1,095	1,124
Total assets	$20,575	$20,680

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,769	$1,573
Current maturities of long-term debt	515	695
Accrued employee compensation and benefits	479	517
Current portion of operating lease liabilities	250	251
Other current liabilities	1,212	1,385
Total current liabilities	4,225	4,421
Long-term debt	9,127	9,132
Operating lease liabilities	718	758
Employee compensation and benefits	518	562
Other liabilities	808	824
Total liabilities	15,396	15,697
Company shareholders’ equity	5,170	4,974
Noncontrolling interest in consolidated subsidiaries	9	9
Total shareholders’ equity	5,179	4,983
Total liabilities and shareholders’ equity	$20,575	$20,680

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2021	2020
Cash flows from operating activities:
Net Income (loss)	$171	$(1,015)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Impairments and other charges	—	1,073
Depreciation, depletion, and amortization	226	348
Working capital (a)	59	(200)
Other operating activities	(253)	19
Total cash flows provided by (used in) operating activities	203	225
Cash flows from investing activities:
Capital expenditures	(104)	(213)
Proceeds from sales of property, plant, and equipment	58	69
Other investing activities	(16)	(21)
Total cash flows provided by (used in) investing activities	(62)	(165)
Cash flows from financing activities:
Payments on long-term borrowings	(188)	(1,651)
Proceeds from issuance of long-term debt, net	—	994
Dividends to shareholders	(40)	(158)
Stock repurchase program	—	(100)
Other financing activities	5	12
Total cash flows provided by (used in) financing activities	(223)	(903)
Effect of exchange rate changes on cash	(35)	(40)
Decrease in cash and equivalents	(117)	(883)
Cash and equivalents at beginning of period	2,563	2,268
Cash and equivalents at end of period	$2,446	$1,385

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 3 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2021	2020	2020
By operating segment:
Completion and Production	$1,870	$2,962	$1,810
Drilling and Evaluation	1,581	2,075	1,427
Total revenue	$3,451	$5,037	$3,237

By geographic region:
North America	$1,404	$2,460	$1,238
Latin America	535	516	426
Europe/Africa/CIS	634	831	642
Middle East/Asia	878	1,230	931
Total revenue	$3,451	$5,037	$3,237

Operating Income (Loss)
By operating segment:
Completion and Production	$252	$345	$282
Drilling and Evaluation	171	217	117
Total	423	562	399
Corporate and other	(53)	(60)	(49)
Impairments and other charges	—	(1,073)	(446)
Total operating income (loss)	$370	$(571)	$(96)

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2021	2020	2020
As reported operating income (loss)	$370	$(571)	$(96)

Impairments and other charges:
Long-lived asset impairments	—	1,016	330
Severance	—	32	28
Other	—	25	88
Total impairments and other charges (a)	—	1,073	446
Adjusted operating income (b)	$370	$502	$350

(a)
During the three months ended March 31, 2020, Halliburton recognized a pre-tax charge of $1.1 billion related to long-lived assets, primarily associated with pressure pumping equipment, as well as severance costs and other charges. During the three months ended December 31, 2020, Halliburton recognized a pre-tax charge of $446 million primarily related to a contemplated structured transaction for its North American real estate assets.

(b)	Management believes that operating income (loss) adjusted for impairments and other charges for the three months ended March 31, 2020 and December 31, 2020 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2021	2020	2020
As reported net income (loss) attributable to company	$170	$(1,017)	$(235)

Adjustments:
Impairments and other charges	—	1,073	446
Loss on early extinguishment of debt	—	168	—
Total adjustments, before taxes	—	1,241	446
Tax provision (benefit) (a)	—	46	(51)
Total adjustments, net of taxes (b)	—	1,287	395
Adjusted net income attributable to company (b)	$170	$270	$160

As reported diluted weighted average common shares outstanding (c)	889	878	885
Adjusted diluted weighted average common shares outstanding (c)	889	881	885
As reported net income (loss) per diluted share (d)	$0.19	$(1.16)	$(0.27)
Adjusted net income per diluted share (d)	$0.19	$0.31	$0.18

(a)	The tax provision (benefit) in the table above includes the tax effect on impairments and other charges during the respective periods. During the three months ended March 31, 2020, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets based on current market conditions and the expected impact on the Company's business outlook, and the tax effect of the loss on early extinguishment of debt.
(b)	Management believes that net income (loss) adjusted for the loss on early extinguishment of debt and impairments and other charges is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the three months ended March 31, 2020 and December 31, 2020.
(c)	For the three months ended March 31, 2020, as reported diluted weighted average common shares outstanding excludes three million shares associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during the period. When adjusting income attributable to company in that period for the adjustments discussed above, these shares become dilutive.
(d)	As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2021	2020	2020
Total cash flows provided by (used in) operating activities	$203	$225	$638
Capital expenditures	(104)	(213)	(218)
Proceeds from sales of property, plant, and equipment	58	69	87
Free cash flow (a)	$157	$81	$507

(a)	Beginning in the first quarter of 2021, we are modifying the Free Cash Flow metric, a non-GAAP financial measure, to be calculated as “Total cash flows provided by (used in) operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business, and this change improves the comparability of this metric, and is consistent with the disclosures of our direct, large-cap competitors. Prior periods have been updated in accordance with this change.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Wednesday, April 21, 2021, to discuss its first quarter 2021 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. You may also participate in the call by dialing (844) 358-9181 within North America or +1 (478) 219-0188 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until April 28, 2021. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 9429544.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For News Media:
Emily Mir
Halliburton, External Affairs
PR@Halliburton.com
281-871-2601

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 21, 2021	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary